UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2012 (February 22, 2012)

American Realty Capital Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-170298	27-3515929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 On February 22, 2012, American Realty Capital Trust III, Inc. (the “Company”), through its indirect wholly owned subsidiaries, entered into the initial tranche of a $41.4 million two-tranche mortgage loan agreement with Wells Fargo Bank, National Association (the “Wells Mortgage Loan”) to provide funding for the post-acquisition funding for 26 properties previously acquired. The Wells Mortgage Loan will be funded in two tranches. The Wells Mortgage Loan has a 5-year term. The Wells Mortgage Loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in March 2017. Each tranche of the Wells Mortgage Loan bears interest at a floating rate, but, through an interest rate swap that the Company entered into with Wells Fargo Bank, National Association, pursuant to the terms of the Wells Mortgage Loan, the loan bears interest at a per annum fixed rate of 3.755%. The mortgages for each of the properties will be cross-collateralized with one another and in the event that the Company defaults on one of the mortgages, the lender may look to the other properties as collateral. The Wells Mortgage Loan may be prepaid, beginning 36 months after the closing of the Wells Mortgage Loan, from time to time and at any time, in whole or in part, with the payment of an exit fee equal to 0.25% of the outstanding loan amount. The Wells Mortgage Loan is guaranteed by the Company’s operating partnership, American Realty Capital Operating Partnership III, L.P.

On February 22, 2012, the Company, through its indirect wholly owned subsidiaries, entered into mortgage loans in connection with the initial tranche of the Wells Mortgage Loan in an amount equal to $36.6 million in respect of 22 properties previously acquired. Each mortgage loan was incurred under the terms and subject to the conditions of the Wells Mortgage Loan.

Including this loan, as of February 22, 2012, the Company’s leverage ratio, defined as secured mortgage financings as a percentage of total real estate investments, was 25.4%. The weighted average interest rate on mortgage debt was 4.62%.

The description of the loan in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Wells Mortgage Loan agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: February 28, 2012	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors